As filed with the Securities and Exchange Commission on July 28, 2017.

Registration No. 333-172077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3594554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West Riverside Ave., Suite 1100 Spokane, Washington (Address of principal executive offices)	99201 (Zip Code)

Clearwater Paper Corporation 2008 Stock Incentive Plan

Clearwater Paper Corporation 2017 Stock Incentive Plan

(Full title of the plan)

Michael S. Gadd

Senior Vice President, General Counsel

and Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington

(509) 344-5900

(Name, address and telephone

number of agent for service)

Copy to: Blair W. White, Esq. Justin D. Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, CA 94111 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer ,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

Clearwater Paper Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 pursuant to Securities Act Form Compliance and Disclosure Interpretations 126.43 (“CDI 126.43”) published by the Securities and Exchange Commission (the “Commission”). The Company originally registered 366,530 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-8 filed with the Commission on February 4, 2011, File No. 333-172077 (the “2011 Form S-8”). The 2011 Form S-8 registered shares of Common Stock for offer or sale pursuant to the Registrant’s 2008 Stock Incentive Plan, as amended by Amendment No. 1 to the Clearwater Paper Corporation 2008 Stock Incentive Plan (the “Amended 2008 Plan”).

On May 8, 2017, the shareholders of the Registrant approved the 2017 Stock Incentive Plan (the “2017 Plan”), which replaces the Registrant’s former stock option plans, including the Amended 2008 Plan. No future awards will be made under the Amended 2008 Plan. According to the terms of the 2017 Plan, any shares covered by outstanding awards under the Amended 2008 Plan that may be forfeited, settled in cash, canceled or expire after the effective date of the 2017 Plan, shall be available for issuance under the 2017 Plan.

Contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the newly authorized shares of Common Stock that have become available for offer or sale pursuant to the 2017 Plan.

In accordance with CDI 126.43, this Post-Effective Amendment Registration Statement on Form S-8 is hereby filed to indicate that the 2011 Form S-8 will also cover the shares of Common Stock that become available for issuance under the 2017 Plan because of the forfeiture, settlement in cash, cancellation or expiration of outstanding awards under the Amended 2008 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on July 28, 2017.

CLEARWATER PAPER CORPORATION

By:	/s/ Linda K. Massman
Linda K. Massman
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda K. Massman, John D. Hertz, and Michael S. Gadd, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Linda K. Massman Linda K. Massman	President and Chief Executive Officer (Principal Executive Officer) and Director	July 28, 2017

/s/ John D. Hertz John D. Hertz	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	July 28, 2017

/s/ Robert N. Dammarell Robert N. Dammarell	Vice President, Corporate Controller (Principal Accounting Officer)	July 28, 2017

/s/ Boh A. Dickey Boh A. Dickey	Director and Chair	July 28, 2017

/s/ Beth E. Ford Beth E. Ford	Director	July 28, 2017

/s/ John P. O’Donnell John P. O’Donnell	Director	July 28, 2017

/s/ Alexander Toeldte Alexander Toeldte	Director	July 28, 2017

/s/ Kevin J. Hunt Kevin J. Hunt	Director	July 28, 2017

/s/ William D. Larsson William D. Larsson	Director	July 28, 2017

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